EXHIBIT 99


              MDU RESOURCES ACQUIRES COLORADO GENERATING FACILITIES

BISMARCK, NORTH DAKOTA - NOVEMBER 4, 2002 - MDU Resources Group, Inc. (NYSE:MDU) announced the acquisition of 213-megawatts of electric generating facilities from an affiliate of El Paso Corporation (NYSE:EP) for cash. Brush Power, LLC, a subsidiary of Centennial Power, Inc., the independent power production unit of MDU Resources, will own the facilities. The deal meets the stated economic and financial objectives of MDU Resources for growth via acquisitions.

The generating facilities are located within the city limits of Brush, Colorado. The combined cycle facilities include three separate units, the first of which commenced commercial operations in October 1990. All units are natural gas fired. Ninety-five percent of the electricity produced at the facilities is sold under capacity payment contracts to Public Service Company of Colorado. Colorado Energy Management has served as the sole operator for all the facilities and will continue to operate the facilities under an operating agreement with Brush Power.

"This project supplies power to the Denver metropolitan area, one of the more rapidly growing markets in the United States, and holds long-term potential for our company and its stockholders," said Paul Gatzemeier, Centennial Power's vice president and general manager. "In addition, this plant is located in the Rocky Mountain Power Area and is part of the western power market, an area in which MDU Resources companies currently own no electric generation. This acquisition will help diversify the company's generation assets."

The information in this release includes certain forward-looking statements, including statements by the vice president and general manager of Centennial Power, Inc. and a statement that the acquisition meets the stated economic and financial objectives of MDU Resources for growth via acquisitions, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include operation of plant facilities, present or prospective generation and availability of economic supplies of natural gas, market demand for energy from plants or facilities and the ability to effectively integrate acquired operations. For further discussion, refer to MDU Resources' most recent Form 10-Q at Item 2 - Management's Discussion and Analysis - Safe Harbor for Forward-looking Statements.

     MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, and energy services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.


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Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and Chief Financial
  Officer
(701) 222-7991 or
Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959